UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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HILL INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

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Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103

Tel: 215-309-7700

www.hillintl.com

July 27, 2016

Steven Blasnik

President

Petrus Securities, L.P.

2300 West Plano Parkway

Plano, Texas 75075

Dear Mr. Blasnik:

This letter is in response to your letter, dated July 19, 2016, to the Board of Directors (the “Board”) of Hill International, Inc. (“Hill”) asserting various complaints regarding Hill’s performance and governance.  As was communicated to you in a face-to-face meeting with our CEO David Richter last Monday, July 18, 2016, we believe your letter contains numerous inaccuracies and misstatements that we feel obligated to correct for the record.

1.              In your letter, you wrote that “[t]o our surprise, after the two new directors joined the Board, the company decided to expand the committee to five seats, ensuring that the prior members could block changes. This was not our understanding.”  The commitments made to you by David last August are well documented in e-mails and were approved by our Board at that same time.  We agreed to, and did, increase the number of independent directors on our Board from five to seven, a 40% increase, and that the two new independent directors would both join the Compensation Committee.  All of our committees, including the Compensation Committee, increased their membership as a result of the increase in the number of independent directors.  At no time did we agree to limit our Compensation Committee to three members.  As David had advised you previously, this issue is immaterial for two reasons.  First, the Compensation Committee only makes recommendations to the full Board which then takes decisive votes on all issues.  Second, the very thing you were concerned about never happened.  Nobody on our Board acted in any way to “block changes” that Mr. Curts and Mr. Martin sought through the Compensation Committee, which I am certain they will both confirm to you directly.  Quite the opposite, they received the full cooperation of all of the members of our Board to implement needed executive compensation reforms and all decisions of the Board during their tenure have been unanimous.  These reforms, described in detail in our proxy materials, were significant and we appreciate the efforts of Mr. Curts and Mr. Martin in helping the Board to implement them.  Hill has complied 100% with the letter and the spirit of the commitments made to you last year.  Your concerns that we increased the size of the Compensation Committee to somehow thwart reform are unfounded.

2.              You further stated in your letter that “Hill…has reported public results for ten years: 2006-2015.  For those ten years in aggregate Hill has lost money, with a cumulative reported GAAP net loss of $4 million….  Services businesses should be profitable almost every year.”  Your statement is accurate as far as it goes.  But when outside forces act upon a services business it can disrupt its short-term performance.  And that’s exactly what happened to Hill as a result of the Libyan civil war in 2011.  This event resulted in the loss of one of Hill’s largest and most profitable operations and the non-payment of what was then approximately $60 million in receivables owed to Hill by the Libyan government.  This led to Hill needing to borrow significant amounts of money at very high interest rates.  Below you can see the impact of these events on our net earnings over the past ten years:

Year:	Total Revenue:	EBITDA:	Interest:	Net Earnings:
2006	$197.5M	$13.4M	$(0.3M)	$8.6M
2007	$290.3M	$21.1M	$(0.4M)	$14.1M
2008	$380.5M	$27.6M	$0.1M	$17.7M
2009	$421.8M	$33.1M	$(1.7M)	$19.5M
2010	$451.8M	$27.8M	$(3.1M)	$14.2M
2011	$501.5M	$10.7M	$(7.3M)	$(6.0M)
2012	$480.8M	$(32.7M)	$(18.2M)	$(76.8M)
2013	$576.7M	$43.5M	$(22.9M)	$3.6M
2014	$641.6M	$42.5M	$(30.5M)	$(6.1M)
2015	$720.6M	$41.0M	$(14.7M)	$6.9M
		$228.0M	$(99.0M)	$(4.3M)

We believe it is unfair to say that Hill did not “make money over the course of a decade” by only looking at the cumulative net loss of $4.3 million above, which we believe creates a misleading impression of our actual operating performance over that time.  Hill made significant profits in seven of those ten years and over the entire decade delivered $228.0 million in EBITDA.  But the fact is that the events in Libya challenged an otherwise profitable and well-run company.  Absent the one large loss in 2012, it is apparent that over the other nine years Hill had $72.5 million in net earnings.  And that was after incurring very high interest expenses beginning in 2011 that were principally related to the Libyan non-payment.  This is certainly not the picture you attempted to paint, of an entire decade of poor financial performance.  The past three years specifically have been Hill’s best ever from an EBITDA standpoint and we successfully refinanced our debt in 2014 to significantly lower our interest expense going forward.  Last year was also our most profitable year since 2010, the year before the Libyan civil war, and we have given guidance to the market that we expect 2016 EBITDA will be the highest in the company’s history.  So we believe the company and its financial performance are very much headed in a positive direction.

3.              The next statement in your letter was that Hill has pursued work in the Middle East and Africa that “brings huge risks and no profits.”  You continued that “[c]ompanies that operate in those regions know that it is easier to book business than to get paid.  That has certainly been the experience of Hill.”  Actually, that has not been our experience.  For the record, Hill’s business in the Middle East and Africa is highly profitable.  Over the past ten years, Hill has made operating profit of $319.2 million in the Middle East and $10.4 million in Africa.  This latter figure is after factoring in the reserve for our Libyan receivables.  Absent that reserve, Hill would have earned $51.7 million in operating profit from its African operations, and far more if the Libyan civil war had not occurred and led to the suspension of our profitable operations in that country.  These are hardly the “no profits” you asserted in your letter.  No one denies that timely payment of invoices can be a challenge in these regions, but our clients do pay us the overwhelming majority of the time and the large amounts of business we win there are in fact profitable.

4.              You also suggested that the reason our 10-K for 2015 was delayed was “problems with [our] reporting of accounts receivable.”  That statement is not accurate.  We did have delays in payment from a major client and delays in receiving an extension to our contract with that same client.  As a result, our independent registered public accountant wanted Hill to take a 100% reserve on all receivables from that client due to non-payment within contractual terms.  We felt this reserve was unnecessary and worked diligently with that client and our auditors to rectify the situation, which was accomplished within a few weeks.  We have collected $30.7 million from that client since that time and negotiated an extension to our contract which now continues into next year.  In the end, the reserve was unnecessary, as Hill had asserted from the beginning.  No accounting “problems” were to blame.

5.              You also characterized the company’s employment agreement with our Chairman Irv Richter as a “contract for nothing.”  The five-year employment agreement the company entered into with Irv allowed for an orderly and non-disruptive transition of leadership at Hill and provided significant benefits for the company: (i) it significantly reduced Irv’s total compensation by approximately $1.2 million per year (ii) it avoided having to pay him three years’ of severance under his prior agreement, (iii) it avoided having to pay Irv any compensation as a non-employee director, which would have totaled an additional $900,000 over the subsequent five years given the directors’ fees in place at the time, and (iv) it maintained Irv’s continued involvement in the management of the business, particularly in new business development.  Irv’s long-standing client relationships have continued to generate significant revenues for the company in 2015 and 2016.  His agreement was approved by the Board because we believed then and continue to believe that it was in the best interests of the company to do so.

6.              Finally, the conversation between David and your firm regarding a potential going-private transaction for Hill was not accurately represented in your letter.  As David has advised us, at no time did he say the company would not be sold, in a going-private transaction or otherwise, because as you stated “then he would have a boss.”  What David said, again as he has represented to us, is that he was asked if he had an interest in taking the company private, the implication being that Petrus was offering to help him structure just such a deal.  His response was that he would love to buy the company but was not in a financial position to do so, so what a going-private transaction really meant was not buying the company but selling it to someone else and he stated that he did not believe it was the right time to sell as the company was significantly undervalued by the market.  When further prompted that he could roll over his equity into the private firm and make even more money that way, David said that he would have no interest in participating in such a deal.  Under that scenario, he would be retaining his equity in Hill and becoming a minority shareholder in a private company that he did not control which would, by the very nature of such a transaction, be heavily leveraged and illiquid for many years.  That is what David said he had no interest in.  As directors of a public company, we (David included) would always give due consideration to any proposed transaction to acquire the company, as is our duty and obligation to our stockholders.

Our Board welcomes a continuing dialogue with Petrus as well as with all of our other stockholders.  You made a comment in your letter that you “abhor short-term thinking in business.”  We agree completely, and we can think of no better example of poor short-term thinking than Bulldog’s proxy campaign against Hill these past two years.  If you want Hill to continue working to build long-term value for its stockholders, we respectfully recommend that you reconsider your support for Bulldog and its short-term agenda.

Sincerely,

HILL INTERNATIONAL, INC.

Brian W. Clymer
Lead Independent Director
On behalf of the entire Board of Directors

Supplemental Non-GAAP Reconciliation

	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006
Net earnings (loss) attributable to /Hill	$6,931	$(6,148)	$3,562	$(76,766)	$(6,017)	$14,216	$19,470	$17,651	$14,114	$8,580
Interest	14,663	30,485	22,864	18,150	7,262	3,144	1,737	(134)	433	312
Income taxes	8,442	8,300	6,350	13,442	(6,186)	481	4,577	3,654	2,788	2,534
Depreciation and amortization	11,004	9,823	10,756	12,430	15,640	10,001	7,343	6,385	3,740	1,995
EBITDA	$41,040	$42,460	$43,532	$(32,744)	$10,699	$27,842	$33,127	$27,556	$21,075	$13,421

For the Company’s statement disclosing the reasons why the Company’s management believes that presentation of non-GAAP measures provides useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s most recent Annual Report on Form 10-K, filed with the SEC on March 29, 2016.